UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 24, 2011

CH2M HILL Companies, Ltd.

Delaware	000-27261	93-0549963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9191 South Jamaica Street, Englewood, CO	80112-5946
(Address of principal executive	(Zip Code)
offices)

Registrant’s telephone number, including area code:  (303) 771-0900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 24, 2011, CH2M HILL Companies, Ltd. (“CH2M HILL”) entered into an Implementation Agreement and a series of related agreements (the “Transaction Agreements”) with Halcrow Holdings Limited (“Halcrow”), a company incorporated under the laws of England and Wales, for the recommended acquisition of Halcrow by CH2M HILL (the “Acquisition”).  Halcrow is a United Kingdom-headquartered engineering, planning, design and management services firm specializing in developing infrastructure and buildings worldwide.

Pursuant to the Transaction Agreements, CH2M HILL (acting through an indirect wholly owned subsidiary  (“Acquisition Company”)) will acquire the entire issued and to be issued ordinary and preference share capital of Halcrow, for approximately £124 million (approximately $192 million based upon the current exchange rate of 1 GBP/1.55 USD), or 564 pence per ordinary share in cash, subject to the right of certain shareholders of Halcrow to elect to receive, in any combination, cash, CH2M HILL common stock and/or loan notes issued by CH2M HILL, as described below.

As an alternative to receiving cash for all or a portion of their Halcrow shares, Halcrow shareholders in the United Kingdom and certain other jurisdictions may elect to receive, per Halcrow share  (i) shares of CH2M HILL common stock having a value equal to the per share cash consideration that such shareholder would otherwise be entitled to receive or (ii) fixed rate loan notes bearing interest at 0.1% per annum issued by CH2M HILL having a principal amount equal to  the per share cash consideration that such shareholders would otherwise be entitled to receive.

CH2M HILL is providing the cash consideration payable under the Scheme from a combination of its own resources and financing under its existing $600 million revolving credit facility.

It is expected that the Acquisition will be effected by means of a scheme of arrangement (the “Scheme”) under the UK Companies Act 2006, which requires (i)  the approval of the High Court of Justice in England and Wales (the “Court”), (ii) the affirmative vote of a majority in number of Halcrow shareholders who represent three-fourths or more in value of the Halcrow ordinary shares and who are present and vote at a meeting pursuant to an order of the Court and (iii) resolutions of Halcrow shareholders approving the Scheme at a meeting of Halcrow shareholders to be convened in connection with the Scheme.  If the Scheme becomes effective, it will be binding on all Halcrow shareholders.

Halcrow has undertaken that it will not, prior to December 31, 2011, directly or indirectly to, among other things: (i) enter into or continue discussions or negotiations with any other party relating to the possible purchase of shares, business or assets of any member of the Halcrow group, (ii) solicit interest from any other party in relation to the sale of any shares, business or assets of any member of the Halcrow group, or (iii) provide information to any other person relating to the possible purchase of shares, business or assets of any member of the Halcrow group.

Halcrow has agreed that, if it is approached by any person who might reasonably be expected to make a competing proposal, it will give Acquisition Company prompt notice of that fact and the material terms and conditions being or expected to be offered, including the nature of the consideration and the price, price range or total consideration being offered, as well as changes to any of the above matters.

Acquisition Company has received irrevocable undertakings from all of the directors of Halcrow (and one former director of Halcrow) who hold Halcrow shares and the trustees of Halcrow’s largest shareholder, the Halcrow Employee Benefit Trust (the “Trust”) to vote in favor of the Scheme at the Court Meeting and at the General Meeting in respect of their own shareholdings of Halcrow shares.  Acquisition Company has therefore received irrevocable undertakings with respect to 15,734,272 Halcrow shares, which represent approximately 75.79% of Halcrow’s entire existing issued ordinary share capital.  The Trust has separately agreed to sell all of the preference shares in the capital of Halcrow to CH2M HILL.

The Scheme is subject to satisfaction or waiver of certain conditions.  The Transaction Agreements may be terminated if the Court order is not granted, or if the Halcrow shareholders fail to approve the Scheme, among other matters.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CH2M HILL COMPANIES, LTD.

/s/ Margaret B. McLean

Senior Vice President and Chief Legal Officer

Date: September 26, 2011